Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (the “Agreement”) is entered into effective as of as of March 22, 2021 by and between Capital Vario CR S.A., a Costa Rican Company (“Lender”) and TORtec Group Corporation, a Nevada corporation (the “Company”), with reference to the following facts:

WHEREAS, the Company wholly-owns TORtec Group, a Wyoming Corporation (TORtec), with its wholly-owned subsidiaries, joint venture ownership interest(s) and assets; and,

WHEREAS, beginning in 2018, Lender has advanced $450,000 to the Company, reflected on the books of the Company as "short term advances - related parties" (the “Debt”).  The advances do not incur interest and are due on demand; and,

WHEREAS, the Company and Lender desire to convert the Debt into shares of Common Stock representing all of the issued and outstanding shares of TORtec, including its subsidiaries and assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and the Company agree as follows:

1. Conversion to TORtec Common Stock. Effective as of March 21, 2021, the Debt shall be converted into all of the issued and outstanding shares of TORtec Common Stock at a price per share of $.045 for an aggregate number of shares of 10,000,000. Upon execution of this Agreement, the Company shall transfer a total of 10,000,000 shares of TORtec Common Stock to the Lender, and the Lender shall acknowledge the repayment of the Debt.

2. Lender Representations. The Company is issuing all issued and outstanding Common Stock of TORtec to Lender in reliance upon the following representations made by Lender:

(a) Lender acknowledges and agrees that the shares of Common Stock are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom. Lender acknowledges and agrees that (i) the shares of Common Stock are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the shares of Common Stock have not yet been registered under the Securities Act, and (ii) such shares of Common Stock may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

(b) Lender acknowledges and agrees that: (a) the shares of TORtec Common Stock have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) Lender is acquiring the shares of Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (c) Lender is a sophisticated purchaser with such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of purchasing the shares of TORtec Common Stock; (d) Lender has had the opportunity to obtain from the Company such information as desired in order to evaluate the merits and the risks inherent in holding the shares of TORtec Common Stock; (e) Lender is able to bear the economic risk and lack of liquidity inherent in holding the shares of TORtec Common Stock; (f) Lender is an “accredited Lender” within the meaning of Rule 501(a) under the Securities Act; and (g) and (g) Lender either has a pre-existing personal or business relationship with the Company or its officers, directors or controlling persons, or by reason of Lender’s business or financial experience, or the business or financial experience of their professional advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly, have the capacity to protect their own interests in connection with the purchase of the Common Stock.

(c)  Lender’s principal office and domicile is in Costa Rica.

3. Miscellaneous.

(a) This Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming.

(b) This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement (including any exhibit hereto) shall be effective unless made in writing and signed by both parties.

(c) Each party to this Agreement hereby represents and warrants to the other party that it has had an opportunity to seek the advice of its own independent legal counsel with respect to the provisions of this Agreement and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or its legal counsel. Each party represents and warrants to the other party that in executing this Agreement such party has completely read this Agreement and that such party understands the terms of this Agreement and its significance. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

(d) Each party to this Agreement hereby represents and warrants to the other party that (i) the execution, performance and delivery of this Agreement has been authorized by all necessary action by such party; (ii) the representative executing this Agreement on behalf of such party has been granted all necessary power and authority to act on behalf of such party with respect to the execution, performance and delivery of this Agreement; and (iii) the representative executing this Agreement on behalf of such party is of legal age and capacity to enter into agreements which are fully binding and enforceable against such party.

(e) This Agreement may be executed in any number of counterparts and may be delivered by electronic transmission, all of which taken together shall constitute a single instrument.

Future notice between the Lender and the Company may be given by e-mail to the following:

Capital Vario CR S.A.:  [***] (Attn:  Arcelio Hernandez Mussio)

TORtec Group Corporation:  utahinternational@gmail.com (Attn: Stephen Smoot)

This Agreement is entered into and effective as of the date first written above.

COMPANY:		LENDER:

TORtec Group Corporation (Nevada)		Capital Vario CR S.A.

By:	/s/ Stephen H. Smoot	/s/ Arcelio Hernandez Mussio
	Stephen H. Smoot, President & CEO	Arcelio Hernandez Mussio, President

Acknowledged:

TORtec Group (Wyoming)
By: /s/ Stephen H. Smoot
Stephen H. Smoot, President & CEO